Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Head of IR and ESG Planning & Reporting 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Joseph Caminiti or Josh Carroll Alpha IR Group 312-445-2870 ORA@alpha-ir.com

ORMAT TECHNOLOGIES REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS

EXPANDED PORTFOLIO AND FAVORABLE OBBB POLICY SUPPORT LONG TERM GROWTH TARGETS

HIGHLIGHTS

●	NET INCOME AND ADJUSTED EBITDA GROWTH OF 26.1% AND 6.7%, RESPECTIVELY
●	SUCCESSFUL COMPLETION OF 20MW BLUE MOUNTAIN GEOTHERMAL POWER PLANT ACQUISITION
●	SECURED $300 MILLION IN FUNDING TO SUPPORT FUTURE DEVELOPMENT
●	COMPANY REITERATES ITS FULL YEAR REVENUE AND ADJUSTED EBITDA GUIDANCE

RENO, Nev. August 6, 2025, Ormat Technologies, Inc. (NYSE: ORA) (the “Company” or “Ormat”), a leading renewable energy company, today announced financial results for the second quarter ended June 30, 2025.

KEY FINANCIAL RESULTS

	Q2 2025	Q2 2024	Change (%)	H1 2025	H1 2024	Change (%)
GAAP Measures
Revenues ($ millions)
Electricity	159.9	166.2	(3.8)%	340.2	357.5	(4,8)%
Product	59.6	37.8	57.6%	91.4	62.7	45.8%
Energy Storage	14.5	8.9	62.7%	32.2	17.0	89.8%
Total Revenues	234.0	213.0	9.9%	463.8	437.1	6.1%
Gross Profit	56.9	61.4	(7.3)%	129.8	140.2	(7.4)%

Gross margin (%)
Electricity	24.2%	33.5%		29.1%	36.4%
Product	27.7%	13.7%		25.8%	14.1%
Energy Storage	11.9%	5.7%		22.2%	6.6%
Gross margin (%)	24.3%	28.8%		28.0%	32.1%

Operating income ($ millions)	35.3	35.1	0.5%	86.2	87.7	(1.7)%
Net income attributable to the Company’s stockholders	28.0	22.2	26.1%	68.4	60.8	12.5%
Diluted EPS ($)	0.46	0.37	24.3%	1.12	1.00	12.0%

Non-GAAP Measures
Adjusted Net income attributable to the Company’s stockholders	29.1	24.3	19.8%	70.6	63.9	10.5%
Adjusted Diluted EPS ($)	0.48	0.40	20.0%	1.16	1.05	10.5%
Adjusted EBITDA[1] ($ millions)	134.6	126.1	6.7%	284.9	267.3	6.5%

“Ormat reported record second quarter Revenue and Adjusted EBITDA results, with an increase of 9.9% in revenue, a 26.1% rise in net income, and a 6.7% improvement in adjusted EBITDA” said Doron Blachar, Chief Executive Officer of Ormat Technologies. “This performance was driven by the continued recovery of our Product segment revenue and margin as well as improved performance in our Energy Storage segment, which continues to benefit from new projects that reached commercial operation in 2024 and higher merchant prices, specifically in the PJM market. Planned well field work at our Puna Power plant, along with planned third-party curtailments in the U.S., negatively impacted our Electricity segment’s revenue and EBITDA by approximately $13 million and $12 million, respectively. We anticipate that these curtailments will lessen during the second half of 2025.”

“Over the past few months, we completed the acquisition of the 20MW Blue Mountain geothermal power plant and released for construction 50 MW of new projects, including 28 MW of geothermal and 22 MW of solar projects mainly at our Heber complex, while continuing to advance our geothermal development pipeline and benefiting from accelerated permit approvals due to recent federal permitting reforms. Since the end of the first quarter, we secured $300 million of funding for future project development, with $139 million related to tax equity proceeds at our geothermal and storage assets, and the remaining $161 million related to project finance at attractive rates. We expect to receive most of the cash proceeds in the second half of the year.

Blachar continued, “This is an exciting time for Ormat, and we foresee strong growth for our geothermal and storage business in 2025 and beyond, driven by favorable regulatory developments, increased exploration activity, rising demand for baseload renewable energy, and higher PPA pricing. Recent policy support for both geothermal and energy storage, coupled with the accelerating demand for carbon-free baseload power driven in part by the energy needs of AI data centers, highlight our critical role in the energy transition. This momentum bolsters our confidence in achieving our long-term targets. As we look ahead, we remain committed to delivering reliable, sustainable energy solutions while working to leverage our expertise to drive meaningful growth and long-term value for our shareholders.”

FINANCIAL HIGHLIGHTS

•

Net income attributable to the Company’s stockholders for the second quarter was $28.0 million, an increase of 26.1% compared to last year. Diluted EPS for the second quarter was $0.46, an increase of 24.3%, compared to the prior year period. This increase is mainly driven by better performance of our Product and Energy Storage segments and tax benefits related to the storage facilities that are expected to commence commercial operation during 2025.

•	Adjusted net income attributable to the Company's stockholders and Adjusted diluted EPS for the second quarter increased 19.8% and 20.0%, respectively.

•

Adjusted EBITDA for the second quarter was $134.6 million, an increase of 6.7% compared to 2024. The year-over-year increase in Adjusted EBITDA was driven from the Product segment with higher revenue and better margins, from the Energy Storage segment, due to the contribution of new assets, higher merchant pricing, and a legal settlement with a battery supplier, and from better performance of the Dixie Valley and Beowawe power plants. The increase was offset by energy curtailments in the U.S., a planned outage at the Stillwater plant, and well-field maintenance work at the Puna power plant. In early July, we completed the Puna planned well-field maintenance work and the power plant resumed normal operation, while we continue to monitor the plant performance.

•

Electricity segment revenues decreased by 3.8% during the second quarter, compared to last year. The year-over-year decrease in the second quarter’s revenue was driven by the previously disclosed well-field work at our Puna facility and energy curtailments, mainly at our McGinness Hills and Tungsten complexes, and the outage at our Stillwater plant related to a planned upgrade.

•

Product segment revenues increased by 57.6% in the second quarter 2025, driven largely by the timing of revenue recognition from manufacturing and construction progress. Gross margin increased from 13.7% in the second quarter of 2024 to 27.7% in 2025, reflecting better margin contracts and growth in revenue.

•	Product segment backlog stands at approximately $263.0 million as of August 6th, 2025.

•

Energy Storage segment revenues increased 62.7% in the second quarter compared to 2024. The improvement was driven by the contribution of the new assets that came online last year and strong merchant pricing in the PJM market.

BUSINESS HIGHLIGHTS:

•	Secured $300 million in funding from tax equity partnerships and project finance loans to support future development:

◦

At the end of July, we signed a project finance loan agreement with a consortium of French lenders for our new Bouillante power plant in Guadeloupe, under which we will borrow up to $111 million aggregate principal. The loan is in euro and carries an average interest rate of 4.65%. We expect to receive the full amount in installments by the time the project is completed in 2026.

◦

We also signed project finance loan agreements with the Caribbean Development Bank and Caricom Development Fund to support the 10MW geothermal Project in Dominica. Under these agreements, we will borrow up to $49.8 million aggregate principal at an interest rate of 2.4%, with payments expected by the end of 2025.

◦

In July we entered into a tax partnership agreement with a private investor, through which we received $77 million for the Heber 1 & 2 Geothermal power plants tax benefits, with an additional $25.6 million expected over the next eight years.

◦

We also signed a $62 million Hybrid Tax Equity partnership with Morgan Stanley Renewables, Inc and expect to receive the full proceeds by the end of 2025. This transaction supports the Lower Rio 60MW/120MWh storage facility and the Arrowleaf 35MW/140MWh storage and 42MW solar projects, all of which are expected to achieve COD by the end of 2025.

•	Completed the acquisition of the 20MW Blue Mountain geothermal power plant in June, which allows for the potential to unlock additional value through expected PPA renewal and asset upgrades.

•

Released for construction 25 MW of geothermal capacity and an additional 22 MW of Solar PV capacity to our Heber Complex, in California and a 3.5 MW addition to the Blue Mountain power plant in Nevada.

•

The signed OBBB helped to create a longer PTC and ITC runway for both our geothermal and energy storage projects and enables Ormat to receive 100% of tax credits for projects starting construction by December 31, 2033.

•

Announced the appointments of Aron Willis as Executive Vice President of the Electricity Segment and Daniel Moelk as Senior Vice President of Resources, Drilling & EGS, which we expect to help drive the next phase of growth and development for Ormat’s industry-leading geothermal operations.

2025 GUIDANCE

•	Total revenues of between $935 million and $975 million.

•	Electricity segment revenues between $710 million and $725 million.

•	Product segment revenues of between $172 million and $187 million.

•	Energy Storage revenues of between $53 million and $63 million.

•	Adjusted EBITDA to be between $563 million and $593 million.

◦	Adjusted EBITDA attributable to minority interest is approximately $21 million.

The Company provides a reconciliation of Adjusted EBITDA, a non-GAAP financial measure for the three months ended June 30, 2025. However, the Company does not provide guidance on net income and is unable to provide a reconciliation for its Adjusted EBITDA guidance range to net income without unreasonable efforts due to high variability and complexity with respect to estimating certain forward-looking amounts. These include impairments and disposition and acquisition of business interests, income tax expense, and other non-cash expenses and adjusting items that are excluded from the calculation of Adjusted EBITDA.

DIVIDEND

On August 6, 2025, the Company’s Board of Directors declared, approved, and authorized payment of a quarterly dividend of $0.12 per share pursuant to the Company’s dividend policy. The dividend will be paid on September 3, 2025, to stockholders of record as of the close of business on August 20, 2025. In addition, the Company expects to pay a quarterly dividend of $0.12 per share in each of the next two quarters.

CONFERENCE CALL DETAILS

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release on Thursday, August 7, 2025, at 10:00 a.m. ET.

Participants within the United States and Canada, please dial +1-800-715-9871, approximately 15 minutes prior to the scheduled start of the call. If you are calling outside of the United States and Canada, please dial +1-646-960-0440. The access code for the call is 3818407. Please request the “Ormat Technologies, Inc. call” when prompted by the conference call operator. The conference call will also be accompanied by a live webcast which will be hosted on the Investor Relations section of the Company's website.

A replay will be available one hour after the end of the conference call. To access the replay within the United States and Canada, please dial 1-800-770-2030. From outside of the United States and Canada, please dial +1-647-362-9199. Please use the replay access code 3818407. The webcast will also be archived on the Investor Relations section of the Company's website.

ABOUT ORMAT TECHNOLOGIES

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (“REG”), with robust plans to accelerate long-term growth in the energy storage market and to establish a leading position in the U.S. energy storage market. The Company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium-, and high-temperature heat into electricity. The Company has engineered, manufactured and constructed power plants, which it currently owns or has installed for utilities and developers worldwide, totaling approximately 3,400 MW of gross capacity. Ormat leveraged its core capabilities in the geothermal and REG industries and its global presence to expand the Company’s activity into energy storage services, solar Photovoltaic (PV) and energy storage plus Solar PV. Ormat’s current total generating portfolio is 1,558MW with a 1,268MW geothermal and solar generation portfolio that is spread globally in the U.S., Kenya, Guatemala, Indonesia, Honduras, and Guadeloupe, and a 290MW energy storage portfolio that is located in the U.S.

ORMAT’S SAFE HARBOR STATEMENT

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, including such matters as our projections of annual revenues and Adjusted EBITDA, expenses and debt service coverage with respect to our debt securities, future capital expenditures, business strategy, competitive strengths, goals, development or operation of generation assets, legal, market, industry and geopolitical developments and incentives, demand for renewable energy, and the growth of our business and operations, are forward-looking statements. When used in this press release, the words “may”, “will”, “could”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “projects”, “potential”, or “contemplate” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Although we believe that our plans and objectives reflected in or suggested by these forward-looking statements are reasonable, we may not achieve these plans or objectives. Actual future results may differ materially from those projected as a result of certain risks and uncertainties and other risks described under "Risk Factors" as described in Ormat’s most recent annual report, and in subsequent filings.

These forward-looking statements are made only as of the date hereof, and, except as legally required, we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Condensed Consolidated Statement of Operations

For the Three and Six-Month periods Ended June 30, 2025, and 2024

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(Dollars in thousands, except per share data)
Revenues:
Electricity	159,912	166,226	340,153	357,479
Product	59,612	37,829	91,381	62,661
Energy storage	14,494	8,908	32,246	16,989
Total revenues	234,018	212,963	463,780	437,129
Cost of revenues:
Electricity	121,236	110,515	241,069	227,245
Product	43,118	32,662	67,802	53,816
Energy storage	12,769	8,400	25,087	15,872
Total cost of revenues	177,123	151,577	333,958	296,933
Gross profit	56,895	61,386	129,822	140,196
Operating expenses:
Research and development expenses	1,439	1,730	3,981	3,294
Selling and marketing expenses	4,370	4,167	8,542	9,293
General and administrative expenses	19,786	18,026	37,695	37,563
Other operating income	(4,269)	—	(7,394)	—
Impairment of long-lived assets	—	957	—	957
Write-off of unsuccessful exploration and storage activities	251	1,379	767	1,379
Operating income	35,318	35,127	86,231	87,710
Other income (expense):
Interest income	1,929	2,604	3,242	4,443
Interest expense, net	(36,682)	(33,716)	(71,155)	(64,684)
Derivatives and foreign currency transaction gains (losses)	5,068	(332)	7,128	(1,914)
Income attributable to sale of tax benefits	16,251	15,798	33,822	33,274
Other non-operating income, net	76	74	298	100
Income from operations before income tax and equity in earnings of investees	21,960	19,555	59,566	58,929
Income tax (provision) benefit	5,466	3,178	9,261	3,325
Equity in earnings of investees, net	773	1,232	406	2,061
Net income	28,199	23,965	69,233	64,315
Net income attributable to noncontrolling interest	(153)	(1.722)	(825)	(3,485)
Net income attributable to the Company's stockholders	28,046	22,243	68,408	60,830
Earnings per share attributable to the Company's stockholders:
Basic:	0.46	0.37	1.13	1.01
Diluted:	0.46	0.37	1.12	1.00
Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	60,689	60,451	60,624	60,419
Diluted	61,019	60,755	60,973	60,655

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheet

For the Periods Ended June 30, 2025 and December 31, 2024

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	88,492	94,395
Restricted cash and cash equivalents (primarily related to VIEs)	117,572	111,377
Receivables:
Trade less allowance for credit losses of $275 and $224, respectively (primarily related to VIEs)	154,277	164,050
Other	39,227	50,792
Inventories	44,907	38,092
Costs and estimated earnings in excess of billings on uncompleted contracts	12,926	29,243
Prepaid expenses and other	51,508	59,173
Total current assets	508,909	547,122
Investment in an unconsolidated companies	160,178	144,585
Deposits and other	102,483	75,383
Deferred income taxes	176,897	153,936
Property, plant and equipment, net ($3,308,167 and $3,271,248 related to VIEs, respectively)	3,544,564	3,501,886
Construction-in-process ($526,053 and $251,442 related to VIEs, respectively)	1,024,241	755,589

Operating leases right of use ($14,789 and $13,989 related to VIEs, respectively)	35,240	32,114
Finance leases right of use (none related to VIEs)	3,648	2,841
Intangible assets, net	289,061	301,745
Goodwill	170,391	151,023
Total assets	6,015,612	5,666,224

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	212,617	234,334
Short term revolving credit lines with banks (full recourse)	96,500	—
Commercial paper (Less deferred financing costs of $20 and $23, respectively)	99,980	99,977
Billings in excess of costs and estimated earnings on uncompleted contracts	37,693	23,091
Current portion of long-term debt:
Limited and non-recourse (primarily related to VIEs):	70,570	70,262
Full recourse	201,251	161,313
Financing liability	5,905	4,093
Operating lease liabilities	4,464	3,633
Finance lease liabilities	1,696	1,375
Total current liabilities	730,676	598,078
Long-term debt, net of current portion:
Limited and non-recourse (primarily related to VIEs and less deferred financing costs of $7,833 and $8,849, respectively)	542,437	578,204
Full recourse: Full recourse (less deferred financing costs of $4,665 and $4,671, respectively)	997,139	822,828
Convertible Note-LT (less deferred financing costs of $5,456 and $6,820, respectively)	470,981	469,617
Financing liability	213,810	216,476
Operating lease liabilities	25,285	22,523
Finance lease liabilities	2,042	1,529
Liability associated with sale of tax benefits	136,778	152,292
Deferred income taxes	72,544	68,616
Liability for unrecognized tax benefits	7,583	6,272
Liabilities for severance pay	11,984	10,488
Asset retirement obligation	137,266	129,651
Other long-term liabilities	37,314	29,270
Total liabilities	3,385,839	3,105,844

Redeemable noncontrolling interest	10,985	9,448

Equity:
The Company's stockholders' equity:
Common stock, par value $0.001 per share; 200,000,000 shares authorized; 60,723,470 and 60,500,580 issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	61	61
Additional paid-in capital	1,644,777	1,635,245
Treasury stock, at cost (258,667 shares held as of June 30, 2025, and December 31, 2024, respectively)	(17,964)	-17,964
Retained earnings	868,371	814,518
Accumulated other comprehensive income (loss)	(2,297)	(6,731)
Total stockholders' equity attributable to Company's stockholders	2,492,948	2,425,129
Noncontrolling interest	125,840	125,803
Total equity	2,618,788	2,550,932
Total liabilities, redeemable noncontrolling interest and equity	6,015,612	5,666,224

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Reconciliation of EBITDA and Adjusted EBITDA

For the Three- and Six-Month Periods Ended June 30, 2025, and 2024

We calculate EBITDA as net income before interest, taxes, depreciation, amortization and accretion. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation, amortization and accretion, adjusted for (i) mark-to-market gains or losses from accounting for derivatives not designated as hedging instruments; (ii) stock-based compensation, (iii) merger and acquisition transaction costs; (iv) gain or loss from extinguishment of liabilities; (v) cost related to a settlement agreement; (vi) non-cash impairment charges; (vii) write-off of unsuccessful exploration and storage activities; and (viii) other unusual or non-recurring items. We adjust for these factors as they may be non-cash, unusual in nature and/or are not factors used by management for evaluating operating performance. We believe that presentation of these measures will enhance an investor’s ability to evaluate our financial and operating performance. EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States, or U.S. GAAP, and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with U.S. GAAP. Our Board of Directors and senior management use EBITDA and Adjusted EBITDA to evaluate our financial performance. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following table reconciles net income to EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2025, and 2024:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(Dollars in thousands)		(Dollars in thousands)
Net income	28,199	23,965	69,233	64,315
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	34,753	31,112	67,913	60,241
Income tax provision (benefit)	(5,466)	(3,178)	(9,261)	(3,325)
Adjustment to investment in an unconsolidated companies: our proportionate share in interest expense, tax and depreciation and amortization in Sarulla and Ijen	3,856	3,418	7,277	6,770
Depreciation, amortization and accretion	70,676	62,683	139,832	124,359
EBITDA	132,018	118,000	274,994	252,360
Mark-to-market gains or losses from accounting for derivative	(3,343)	466	(2,404)	1,279
Stock-based compensation	4,621	5,077	9,533	9,845
Allowance for bad debts	25	221	51	221
Impairment of long-lived assets	—	957	—	957
Merger and acquisition transaction costs	1,009	—	1,009	1,299
Settlement agreement	—	—	900	—
Write-off of unsuccessful exploration and storage activities	251	1,379	767	1,379
Adjusted EBITDA	134,581	126,100	284,850	267,341

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Reconciliation of Adjusted Net Income attributable to the Company's stockholders and Adjusted EPS

For the Three and Six-month Periods Ended June 30, 2025, and 2024

Adjusted Net Income attributable to the Company's stockholders and Adjusted diluted EPS are adjusted for one-time expense items that are not representative of our ongoing business and operations. The use of Adjusted Net income attributable to the Company's stockholders and Adjusted diluted EPS is intended to enhance the usefulness of our financial information by providing measures to assess the overall performance of our ongoing business.

The following tables reconciles Net income attributable to the Company's stockholders and Adjusted diluted EPS for the three and six months ended June 30, 2025, and 2024:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
(in millions, except for EPS)
GAAP Net income attributable to the Company's stockholders	28.0	22.2	68.4	60.8
Impairment of long-lived assets	—	0.8	—	0.8
Write-off of unsuccessful exploration and storage activities	0.2	1.1	0.6	1.1
Merger and acquisition transaction costs	0.8	—	0.8	1.0
Allowance for bad debts	0.0	0.2	0.1	0.2
Settlement agreement	—	—	0.7	—
Adjusted Net income attributable to the Company's stockholders	$29.1	$24.3	$70.6	$63.9
GAAP diluted EPS	0.46	0.37	1.12	1.00
Impairment of long-lived assets	—	0.01	—	0.01
Write-off of unsuccessful exploration and storage activities	0.00	0.02	0.01	0.02
Merger and acquisition transaction costs	0.02	—	0.02	0.02
Allowance for bad debts	0.00	0.00	0.00	0.00
Settlement agreement	—	—	0.01	—
Adjusted Diluted EPS	$0.48	$0.40	$1.16	$1.05